DST SYSTEMS, INC. ANNOUNCES
FOURTH QUARTER 2013 FINANCIAL RESULTS

Board Authorizes New $250 Million Share Repurchase Plan and
Declares Quarterly Cash Dividend

KANSAS CITY, MO (January 30, 2014) – DST Systems, Inc. (NYSE: DST) reported consolidated net income of $84.0 million ($1.97 per diluted share) for the fourth quarter 2013 compared to $37.9 million ($0.82 per diluted share) for the fourth quarter 2012. Consolidated net income for the year ended December 31, 2013 was $352.6 million ($8.00 per diluted share) compared to $324.0 million ($7.08 per diluted share) for the year ended December 31, 2012.

Taking into account certain non-GAAP adjustments, consolidated net income was $57.0 million ($1.34 per diluted share) for fourth quarter 2013 compared to $55.0 million ($1.19 per diluted share) for fourth quarter 2012, and $201.1 million ($4.57 per diluted share) for the year ended December 31, 2013 compared to $182.0 million ($3.98 per diluted share) for the year ended December 31, 2012.

“I am encouraged by the positive improvements to our operating margin made during the quarter and for the full year which reflects the progress we are making against our objective of revenue growth coupled with cost containment,” said Steve Hooley, President and CEO of DST. “We remain intensely focused on improving operating results while maintaining a strong balance sheet which allows us to invest in our business and return capital to our shareholders.”

Consolidated Financial Highlights

Fourth Quarter Results

Fourth quarter 2013 diluted earnings per share increased $0.15 or 12.6% from fourth quarter 2012, taking into account non-GAAP adjustments, principally from the following:

•	Consolidated operating revenues (excluding out-of-pocket reimbursements) increased $13.1 million or 2.7% to $500.1 million, as compared to fourth quarter 2012.

•	Consolidated costs and expenses (excluding out-of-pocket reimbursements) increased $2.3 million or 0.6% to $375.6 million, as compared to fourth quarter 2012.

•	Consolidated income from operations increased $11.6 million or 15.1% to $88.6 million, as compared to fourth quarter 2012.

•	Equity in earnings of unconsolidated affiliates decreased $4.5 million or 52.3% to $4.1 million, as compared to fourth quarter 2012.

•	The tax rate for fourth quarter 2013 was 38.2%, as compared to 33.4% in fourth quarter 2012.

•	Average diluted shares outstanding for fourth quarter 2013 were 42.6 million, a decrease of 3.5 million shares or 7.6% from fourth quarter 2012.

Monetization, Share Repurchase and Dividend Activity

•
DST received $109.7 million of pretax cash proceeds from the monetization of investment assets during fourth quarter 2013, consisting of $74.5 million from sales of marketable securities (including $60.6 million from the sale of 857,000 shares of State Street Corporation), $34.7 million of distributions/redemptions from private equity funds and proceeds from the sale of other investments and $0.5 million from the sale of real estate assets.

•
The Company spent $70.8 million to repurchase approximately 847,500 shares of DST common stock during fourth quarter 2013 which completed the existing $250.0 million share repurchase authorization plan. On January 29, 2014, the Board of Directors of DST authorized a new $250.0 million share repurchase plan.

•
During the fourth quarter 2013, DST paid a dividend of $0.30 per share. Additionally, on January 29, 2014, the Board of Directors of DST declared a quarterly cash dividend of $0.30 per share on its common stock, payable on March 14, 2014, to shareholders of record at close of business on February 28, 2014.

Detailed Review of Financial Results

The following discussion of financial results takes into account the non-GAAP adjustments described in the section entitled “Use of Non-GAAP Financial Information” and detailed in the attached schedule titled “Reconciliation of Reported Results to Income Adjusted for Certain Non-GAAP Items.”

Segment Results

Financial Services Segment

Operating revenues for the Financial Services Segment (excluding out-of-pocket reimbursements) for fourth quarter 2013 increased $7.0 million or 2.8% to $258.0 million as compared to fourth quarter 2012. The net increase in operating revenues is primarily driven from higher revenues at ALPS, DST Brokerage Solutions and BlueDoor, which were partially offset by lower license and professional service revenues at DST Global Solutions and lower U.S. registered shareowner account processing revenues. The increased revenue at ALPS was due to organic growth at existing clients, favorable market conditions and revenues from new clients during 2013. DST Brokerage Solutions had increased revenues from conversions of new clients and organic growth from existing clients, while BlueDoor’s increased revenues were primarily from higher software license sales and professional services revenue associated with the expansion into the U.K. market. DST Global Solutions had a significant perpetual software license sale and associated professional service revenue in fourth quarter 2012 that did not recur in fourth quarter 2013. DST also experienced revenue decreases from a modest decline in DST’s U.S. registered shareowner account processing due to lower registered accounts, primarily as a result of subaccounting conversions.

Financial Services Segment income from operations increased $7.3 million or 14.5% during fourth quarter 2013 to $57.7 million from the improvement in operating revenues coupled with cost containments. Operating margin for fourth quarter 2013 was 22.4% as compared to 20.1% in 2012. Excluding deferred compensation costs (which are offset within other income), operating margin was 23.8% for fourth quarter 2013 as compared to 20.6% for fourth quarter 2012.

Total mutual fund shareowner accounts increased 0.9 million to 96.9 million accounts during fourth quarter 2013. Registered shareowner accounts processed at December 31, 2013 were 71.2 million, a decrease of 0.5 million accounts from September 30, 2013 and a decrease of 4.5 million accounts from December 31, 2012. For the year ended December 31, 2013, there were 5.1 million registered accounts converted to subaccounts. Consistent with our prior estimates, conversions of registered accounts to subaccounts are currently estimated to be 4 - 5 million during 2014.

During fourth quarter 2013, the Company was notified that a client intends to terminate its processing agreement with BFDS which will result in the conversion of approximately 0.4 million registered accounts off DST’s platform in 2014.

The Company signed a new DST Retirement client with approximately 0.3 million defined contribution retirement participants during the fourth quarter 2013. The Company expects to convert this client to DST Retirement's participant processing platform in the second quarter of 2014.

The number of accounts estimated to convert from various DST platforms is based upon information obtained from clients. There are a number of factors that will affect the actual amount of conversions and the timing of those conversions.

Healthcare Services Segment

Healthcare Services Segment operating revenues (excluding out-of-pocket reimbursements) during fourth quarter 2013 increased $11.9 million or 15.1% to $90.6 million as compared to fourth quarter 2012, primarily from a 9.8% increase in pharmacy claims paid associated with increased Medicare and Medicaid members, increased network fees and increases in pharmacy discount card services. Organic growth at existing clients, new full service business process outsourcing clients that successfully converted to DST’s medical claims processing platform during 2013 and higher software license fee revenues (principally healthcare exchange software licenses) also contributed to the increase in operating revenues during the quarter.

Healthcare Services Segment income from operations increased $6.2 million or 45.6% during fourth quarter 2013 to $19.8 million. The increase in operating income is primarily due to higher revenues from claims processed, license sales and organic growth. Costs and expenses increased from product development and higher staffing costs associated with supporting the increase in new client volumes. Operating margin for fourth quarter was 21.9% in 2013 as compared to 17.3% in 2012. Operating margins are generally higher in the fourth quarter, as compared to the full year operating margins of 15.7% in 2013 and 11.0% in 2012, due to the seasonality of the business.

Customer Communications Segment

Customer Communications Segment operating revenues (excluding out-of-pocket reimbursements) were $162.0 million in fourth quarter 2013, a decrease of $4.3 million from fourth quarter 2012. North America operating revenues decreased $1.7 million or 1.5% to $113.6 million in fourth quarter 2013 primarily due to previously announced client losses, which were partially offset by higher volumes from new clients. U.K. operating revenues decreased $2.6 million or 5.1% to $48.4 million in fourth quarter 2013, as a result of lower volumes from existing clients and client losses.

Customer Communications Segment income from operations decreased $2.9 million or 23.2% during fourth quarter 2013 to $9.6 million. Operating income in North America decreased $0.7 million to $10.8 million while the U.K. decreased $2.2 million which resulted in an operating loss in the U.K. of $1.2 million as compared to the same period in 2012. The decrease in income from operations in both North America and the U.K. is mostly attributable to lower operating revenues partially offset by lower depreciation. Customer Communications Segment operating margin for fourth quarter 2013 was 5.9% as compared to 7.5% in 2012. North America operating margin was 9.5% in fourth quarter 2013 as compared to 10.0% in fourth quarter 2012, while the U.K. operating margin was negative 2.5% in fourth quarter 2013, as compared to positive 2.0% in fourth quarter 2012.

Investments and Other Segment

Investments and Other Segment operating revenues for fourth quarter 2013 decreased $0.4 million or 2.8% as compared to fourth quarter 2012 primarily due to lower rental income as a result of real estate sold.

Investments and Other Segment income from operations increased $1.0 million during fourth quarter 2013 to $3.5 million, principally from lower occupancy costs in fourth quarter 2013.

Other Financial Results

Equity in earnings of unconsolidated affiliates

The following table summarizes the Company’s equity in earnings of unconsolidated affiliates (in millions):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
BFDS	$2.1	$2.6	$7.1	$10.2
IFDS	0.8	4.8	3.4	6.1
Other	1.2	1.2	5.1	4.0
	$4.1	$8.6	$15.6	$20.3

The decrease in equity in BFDS earnings from fourth quarter 2012 is driven by lower shareowner processing revenues associated with reduced levels of accounts serviced.

Total shareowner accounts serviced by IFDS increased 5.3% as compared to fourth quarter 2012, which resulted in higher processing revenues at both IFDS U.K. and IFDS L.P. Notwithstanding the improvement in revenues, equity in IFDS earnings decreased from fourth quarter 2012 primarily from continued costs associated with the establishment of new service offerings, which include the development and build-out of a wealth management platform for the U.K. marketplace utilizing DST’s BlueDoor technology.

IFDS has had two significant client developments within their U.K. operations. The first was previously announced in third quarter 2013 when IFDS U.K. signed a new client that provides wealth management solutions to financial advisers to a long-term contract. In January 2014, IFDS signed a long-term contract with an existing client, under which IFDS U.K. will provide expanded services including conversions of additional books of business to IFDS U.K.’s processing platforms. These expanded services will incorporate DST’s BlueDoor wealth management platform for the U.K. market. Conversions of the clients’ various books of business are expected to be completed from 2014 through 2016. The contracts for these new arrangements provide for reimbursement of certain system development and conversion costs. The expenses for the conversion activities will be recognized as incurred, however the revenue under these contracts will be recognized when various contractual milestones are met. IFDS Canada also signed a new client during the fourth quarter 2013 which is expected to convert approximately 650,000 new accounts by the end of first quarter 2014.

Income Taxes

The Company’s tax rate was 38.2% for fourth quarter 2013 as compared to 33.4% in fourth quarter 2012. This increase in tax rate is primarily attributable to the changes in the mix of domestic and international profits, lower foreign tax credits and international valuation allowances.

Use of Non-GAAP Financial Information

In addition to reporting operating income, pretax income, net income, and earnings per share on a GAAP basis, DST has also reported this information on a non-GAAP basis. The non-GAAP measures are reconciled to the corresponding GAAP measures in the attached financial schedules titled “Reconciliation of Reported Results to Income Adjusted for Certain Non-GAAP Items” that accompany this earnings release. In making these non-GAAP adjustments, the Company takes into account the impact of items that are not necessarily ongoing in nature, that do not have a high level of predictability associated with them or that are non-operational in nature. Generally, these items include net gains on dispositions of business units, net gains (losses) associated with securities and other investments, restructuring and impairment costs and other similar items. Management believes the exclusion of these items provides a useful basis for evaluating underlying business unit performance, but should not be considered in isolation and is not in accordance with, or a substitute for, evaluating business unit performance utilizing GAAP financial information.

Management uses non-GAAP measures in its budgeting and forecasting processes and to further analyze its financial trends and “operational run-rate,” as well as making financial comparisons to prior periods presented on a similar basis. The Company believes that providing such adjusted results allows investors and other users of DST’s financial statements to better understand DST’s comparative operating performance for the periods presented.

DST’s management uses each of these non-GAAP financial measures in its own evaluation of the Company’s performance, particularly when comparing performance to past periods. DST’s non-GAAP measures may differ from similar measures by other companies, even if similar terms are used to identify such measures. Although DST’s management believes non-GAAP measures are useful in evaluating the performance of its business, DST acknowledges that items excluded from such measures may have a material impact on the Company’s income from operations, pretax income, net income and earnings per share calculated in accordance with GAAP. Therefore, management typically uses non-GAAP measures in conjunction with GAAP results. Investors and users of our financial information should also consider the above factors when evaluating DST’s results.

* * * * *
Safe Harbor Statement

Certain material presented in the press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, (i) all statements, other than statements of historical fact, included in this press release that address activities, events or developments that we expect or anticipate will or may occur in the future or that depend on future events, or (ii) statements about our future business plans and strategy and other statements that describe the Company’s outlook, objectives, plans, intentions or goals, and any discussion of future operating or financial performance. Whenever used, words such as “may,” “will,” “would,” “should,” “potential,” “strategy,” “anticipates,” “estimates,” “expects,” “project,” “predict,” “intends,” “plans,” “believes,” “targets” and other terms of similar meaning are intended to identify such forward-looking statements. Forward-looking statements are uncertain and to some extent unpredictable, and involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such forward-looking statements. Factors that could cause results to differ materially from those anticipated include, but are not limited to, the risk factors and cautionary statements included in the Company’s periodic and current reports (Forms 10-K, 10-Q and 8-K) filed from time to time with the Securities and Exchange Commission. All such factors should be considered in evaluating any forward-looking statements. The Company undertakes no obligation to update any forward-looking statements in this press release to reflect new information, future events or otherwise.

DST SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012

Operating revenues	$500.1	$487.0	$1,960.6	$1,892.4
Out-of-pocket reimbursements	167.2	171.6	698.0	684.2

Total revenues	667.3	658.6	2,658.6	2,576.6

Costs and expenses	544.8	559.8	2,202.1	2,202.9
Depreciation and amortization (including goodwill impairment)	42.9	99.6	143.3	216.4

Income (loss) from operations	79.6	(0.8)	313.2	157.3

Interest expense	(7.2)	(9.5)	(34.5)	(43.5)
Other income, net	68.2	77.2	243.2	373.5
Equity in earnings of unconsolidated affiliates	4.1	22.4	23.0	32.2

Income before income taxes	144.7	89.3	544.9	519.5
Income taxes	60.7	51.4	192.3	195.5

Net income	$84.0	$37.9	$352.6	$324.0

Weighted average common shares outstanding	42.1	45.0	43.2	44.9
Weighted average diluted shares outstanding	42.6	46.1	44.1	45.8

Basic earnings per share	$2.00	$0.84	$8.15	$7.22
Diluted earnings per share	$1.97	$0.82	$8.00	$7.08
Cash dividends per share of common stock	$0.30	$0.40	$1.20	$0.80

DST SYSTEMS, INC.
SELECTED SEGMENT FINANCIAL INFORMATION
(In millions)
(Unaudited)

	Three Months Ended			Year Ended
	December 31,			December 31,
	2013	2012		2013	2012
Operating Revenue (excluding out of pocket reimbursements)
Financial Services	$258.0	$251.0		$1,004.3	$978.6
Healthcare Services	90.6	78.7		333.3	300.6
Customer Communications	162.0	166.3		660.5	650.0
Investments and Other	13.9	14.3		57.2	58.9
Elimination Adjustments	(24.4)	(23.3)		(94.7)	(95.7)
	$500.1	$487.0		$1,960.6	$1,892.4

Income (loss) from operations
Financial Services	$57.3	$42.6		$210.8	$177.0
Healthcare Services	19.8	13.6		49.7	32.1
Customer Communications	8.0	(58.0)	*	51.0	(35.6)	*
Investments and Other	(3.5)	3.0		9.8	(8.3)
Elimination Adjustments	(2.0)	(2.0)		(8.1)	(7.9)
	$79.6	$(0.8)		$313.2	$157.3

Depreciation and amortization (including goodwill impairment)
Financial Services	$17.6	$17.6		$65.1	$74.3
Healthcare Services	5.1	4.5		19.3	17.7
Customer Communications	11.3	74.1	*	44.0	107.4	*
Investments and Other	9.5	4.1		17.5	19.6
Elimination Adjustments	(0.6)	(0.7)		(2.6)	(2.6)
	$42.9	$99.6		$143.3	$216.4

Capital Expenditures, by Segment
Financial Services	$27.7	$11.2		$68.3	$53.5
Healthcare Services	2.1	2.6		10.8	10.0
Customer Communications	7.0	13.0		23.1	38.4
Investments and Other	1.5	0.8		4.7	4.2
	$38.3	$27.6		$106.9	$106.1

* Includes a $60.8 million impairment of Customer Communications - U.K. goodwill

DST SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(In millions)
(Unaudited)

	December 31, 2013	December 31, 2012
ASSETS
Current assets
Cash and cash equivalents	$62.5	$88.3
Funds held on behalf of clients	316.3	398.9
Client funding receivable	50.2	43.8
Accounts receivable	343.4	360.5
Other assets	70.0	62.8
	842.4	954.3

Investments	881.3	922.1
Unconsolidated affiliates	288.1	403.0
Properties	445.2	475.0
Intangible assets	137.4	152.7
Goodwill	423.7	422.1
Other assets	72.4	63.3
Total assets	$3,090.5	$3,392.5

LIABILITIES AND EQUITY
Current liabilities
Current portion of debt	$283.6	$519.4
Client funds obligations	366.5	442.7
Accounts payable	86.7	94.1
Accrued compensation and benefits	154.3	140.0
Deferred revenues and gains	71.6	67.6
Income taxes payable	—	9.5
Other liabilities	110.1	105.2
	1,072.8	1,378.5

Long-term debt	399.4	492.2
Income taxes payable	124.2	104.0
Deferred income taxes	255.4	268.6
Other liabilities	54.9	69.5
Total liabilities	1,906.7	2,312.8

Stockholders’ Equity	1,183.8	1,079.7
Total liabilities and stockholders’ equity	$3,090.5	$3,392.5

Common shares outstanding	41.8	44.3

DST SYSTEMS, INC.
RECONCILIATION OF REPORTED RESULTS TO INCOME ADJUSTED FOR CERTAIN NON-GAAP ITEMS
Three Months Ended December 31,
(Unaudited - in millions, except per share amounts)

	2013
	Operating	Pretax	Net	Diluted
	Income	Income	Income	EPS
Reported GAAP income	$79.6	$144.7	$84.0	$1.97
Adjusted to remove:
Included in operating income:
Employee termination expenses - Financial Services	0.4	0.4	0.3	0.01
Employee termination expenses - Customer Communications	1.6	1.6	1.3	0.03
Net loss on real estate assets - Investments & Other (10)	7.0	7.0	4.3	0.10
Included in non-operating income:
Net gain on securities and other investments (1)	—	(61.5)	(38.2)	(0.90)
Income tax items (3)	—	—	5.3	0.13
Adjusted Non-GAAP income	$88.6	$92.2	$57.0	$1.34

	2012
	Operating
	Income	Pretax	Net	Diluted
	(Loss)	Income	Income	EPS
Reported GAAP income (loss)	$(0.8)	$89.3	$37.9	$0.82
Adjusted to remove:
Included in operating income (loss):
Business advisory expenses - Financial Services	0.3	0.3	0.2	—
Employee termination expenses - Financial Services	7.5	7.5	6.4	0.14
Employee termination expenses - Customer Communications	0.9	0.9	0.8	0.02
Leased facility abandonment costs - Customer Communications (7)	8.8	8.8	8.8	0.19
Net gain on real estate assets - Investments & Other (10)	(0.5)	(0.5)	(0.3)	(0.01)
Impairment of goodwill - Customer Communications (9)	60.8	60.8	60.8	1.32

Included in non-operating income:
Net gain on securities and other investments (1)	—	(70.7)	(44.1)	(0.95)
Net gain from unconsolidated affiliates (6)	—	(13.8)	(10.9)	(0.24)
Income tax items (3)	—	—	(3.9)	(0.08)
Income tax benefit on charitable contributions of securities (5)	—	—	(0.7)	(0.02)
Adjusted Non-GAAP income	$77.0	$82.6	$55.0	$1.19

Note: See the Use of Non-GAAP Financial Information section for management’s reasons for providing non-GAAP financial information.

DST SYSTEMS, INC.
RECONCILIATION OF REPORTED RESULTS TO INCOME ADJUSTED FOR CERTAIN NON-GAAP ITEMS
Year Ended December 31,
(Unaudited- in millions, except per share amounts)

	2013
	Operating	Pretax	Net	Diluted
	Income	Income	Income	EPS
Reported GAAP income	$313.2	$544.9	$352.6	$8.00
Adjusted to remove:
Included in operating income:
Employee termination expenses - Financial Services	3.9	3.9	2.7	0.06
Employee termination expenses - Customer Communications	1.6	1.6	1.3	0.03
Contract termination payment - Financial Services	(6.0)	(6.0)	(3.7)	(0.08)
Loss accrual - Healthcare Services (4)	2.5	2.5	2.5	0.06
Net loss on real estate assets - Investments & Other (10)	3.2	3.2	1.9	0.04
Settlement of leased facility obligation - Customer Communications (7)	(2.5)	(2.5)	(2.5)	(0.06)
Included in non-operating income:
Net gain on securities and other investments (1)	—	(222.8)	(138.1)	(3.14)
Net gain from unconsolidated affiliates (2)	—	(7.4)	(4.6)	(0.10)
Income tax items (3)	—	—	(11.0)	(0.24)
Adjusted Non-GAAP income	$315.9	$317.4	$201.1	$4.57

	2012
	Operating	Pretax	Net	Diluted
	Income	Income	Income	EPS
Reported GAAP income	$157.3	$519.5	$324.0	$7.08
Adjusted to remove:
Included in operating income:
Business advisory expenses - Financial Services	1.6	1.6	1.0	0.02
Employee termination expenses - Financial Services	13.3	13.3	10.0	0.22
Employee termination expenses - Healthcare Services	0.9	0.9	0.6	0.01
Employee termination expenses - Customer Communications	3.1	3.1	2.5	0.06
Loss accrual - Financial Services (4)	1.9	1.9	1.9	0.04
Leased facility abandonment costs - Customer Communications (7)	9.2	9.2	9.1	0.20
Leased facility abandonment costs - Investments & Other	1.8	1.8	1.1	0.02
Impairment of goodwill - Customer Communications	60.8	60.8	60.8	1.33
Net loss on real estate assets - Investments & Other (10)	7.1	7.1	4.3	0.09
Included in operating income and non-operating income:
Asset impairment, employee termination and other expenses from insurance processing business - Financial Services (8)	9.1	8.3	5.1	0.11
Charitable contribution of securities - Investments & Other (5)	11.0	2.1	(2.9)	(0.06)
Included in non-operating income:
Net gain on securities and other investments (1)	—	(333.2)	(208.0)	(4.54)
Net gain from unconsolidated affiliates (6)	—	(11.1)	(9.2)	(0.20)
Income tax items (3)	—	—	(18.3)	(0.40)
Adjusted Non-GAAP income	$277.1	$285.3	$182.0	$3.98
Note: See the Use of Non-GAAP Financial Information section for management’s reasons for providing non-GAAP financial information.

Descriptions of Non-GAAP Adjustments

(1) Net gain on securities and other investments is comprised of net realized gains from sales of available-for-sale securities, other than temporary impairments on available-for-sale securities and net gains on private equity funds and other investments.

(2) The net gain from unconsolidated affiliates is included within equity in earnings of unconsolidated affiliates. During 2013, a gain was recorded by IFDS ($6.3 million) and BFDS ($1.1 million) related to the sale of an unconsolidated affiliate.

(3) Income tax items relate to benefits for refund claims, expense on the repatriation of international cash and other similar items. The Company received income tax benefits resulting from the resolution of refund claims for historical domestic manufacturing deductions and research and experimentation credits. During fourth quarter 2013, the Company recorded income tax expense associated with the repatriation of approximately $62.0 million of international cash.

(4) Loss accruals are recorded within Costs and expenses. A loss accrual was recorded in 2012 on a dispute related to a 2001 international software development agreement within the Financial Services Segment and an incremental loss accrual was recorded in 2013 for a previously disclosed regulatory inquiry regarding the processing of certain pharmacy claims during the period 2006 to 2009 in the Healthcare Services Segment.

(5) The expense for a charitable contribution of marketable securities in the amount of $11.0 million was offset by a book gain of $8.9 million on the disposition of securities, which was recorded within other income, net and the related income tax benefit.

(6) The net gain from unconsolidated affiliates, which was included in equity in earnings of unconsolidated affiliates, was associated with the receipt of a cash distribution from a previously impaired investment and a gain from the disposition of a Canadian real estate partnership by IFDS, partially offset by impairments of other unconsolidated affiliates.

(7) During 2012, the Company recorded a liability for the estimated leased facilities abandonment costs associated with properties not used in the U.K. Customer Communications operations. Subsequently in 2013, a lease obligation was extinguished resulting in the reversal of a portion of the remaining liability.

(8) Pretax costs associated with ceasing the development of a processing solution for the insurance market were comprised of asset impairment charges of $5.8 million included in depreciation and amortization expense, employee termination expenses of $1.9 million and other operating costs of $1.4 million, which were both included in costs and expenses. These costs were partially offset by the recognition of previously deferred IFDS software license revenues of $0.8 million related to the 2011 sale of its Percana software license to DST, included in equity in earnings of unconsolidated affiliates.

(9) The goodwill impairment of $60.8 million, included in depreciation and amortization was associated with a reduction in the estimated fair value of the Customer Communications U.K. reporting unit in fourth quarter 2012.

(10) Net gains/losses on real estate assets include gains on the disposition of real estate assets, net of impairments recorded on the carrying value of real estate assets. The Company recorded net gains on the disposition of real estate assets of $4.2 million during the year ended December 31, 2013 and $1.9 million during both the quarter and year ended December 31, 2012. Gains on sale of real estate are recorded in costs and expenses. The Company recorded impairment charges of $7.0 million and $7.4 million during the three months and year ended December 31, 2013, respectively related to real estate not currently utilized in the Company's operations, as compared to $1.4 million and $9.0 million during the three months and year ended December 31, 2012, respectively. Impairment charges are included within depreciation and amortization expense.

DST SYSTEMS, INC.
STATISTICAL INFORMATION
(Unaudited - in millions, except as noted)

	December 31, 2013	December 31, 2012

U.S. mutual fund shareowner accounts processed:
Registered Accounts - Non Tax-advantaged	30.6	34.3
Registered Accounts - Tax-Advantaged	40.6	41.4
	71.2	75.7
Subaccounts	25.7	12.4
Total	96.9	88.1

International mutual fund shareowner accounts processed:
IFDS U.K.	10.2	9.4
IFDS L.P. (Canada)	11.6	11.3
Total	21.8	20.7

Defined contribution participant accounts	6.9	6.1

ALPS (in billions of U.S. dollars):
Assets Under Management	$11.8	$8.3
Assets Under Administration	147.7	101.9

Automatic Work Distributor workstations (in thousands)	209.7	207.6

DST Health Solutions covered lives	23.5	23.3

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Argus pharmacy claims paid	114.0	103.8	444.0	400.7

Customer Communications images produced:
North America	2,179.2	2,452.9	9,448.0	9,444.4
United Kingdom	474.5	531.7	1,999.5	2,163.1
Total	2,653.7	2,984.6	11,447.5	11,607.5

Customer Communications packages mailed:
North America	519.7	557.5	2,206.6	2,185.4
United Kingdom	178.7	188.8	724.4	752.4
Total	698.4	746.3	2,931.0	2,937.8

DST SYSTEMS, INC.
STATISTICAL INFORMATION
(Unaudited - in millions, except as noted)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012

Changes in Registered Accounts:
Beginning balance	71.7	77.6	75.7	85.1
New client conversions	0.1	—	0.4	0.5
Subaccounting conversions to DST platforms	(0.1)	(0.4)	(1.6)	(2.8)
Subaccounting conversions to non-DST platforms	(0.5)	(1.4)	(3.5)	(6.3)
Conversions to non-DST platforms	—	—	(0.2)	(0.9)
Organic growth (decline)	—	(0.1)	0.4	0.1
Ending balance	71.2	75.7	71.2	75.7

Changes in Subaccounts:
Beginning balance	24.3	11.8	12.4	14.6
New client conversions	—	0.1	5.7	0.1
Conversions from non-DST registered platforms	0.6	0.1	1.5	0.3
Conversions from DST’s registered accounts	0.1	0.4	1.6	2.8
Conversions to non-DST platforms	—	—	—	(6.1)
Organic growth	0.7	—	4.5	0.7
Ending balance	25.7	12.4	25.7	12.4

Defined contribution participant accounts:
Beginning balance	6.7	5.1	6.1	5.1
New client conversions	—	0.8	1.3	0.9
Client losses	—	(0.1)	—	(0.1)
Organic growth (decline)	0.2	0.3	(0.5)	0.2
Ending balance	6.9	6.1	6.9	6.1

Contact:
Gregg Wm. Givens
Vice President, Chief Financial Officer and Treasurer
DST Systems, Inc.
333 West 11th Street
Kansas City, MO 64105-1594
(816) 435-5503